                                                                   Exhibit 10.26

                                                                        11/18/92




                              CONCESSION AGREEMENT


                                 BY AND BETWEEN




                          CARNIVAL CRUISE LINES, INC.,
                            a Panamanian corporation



                                       AND



                        GREYHOUND LEISURE SERVICES, INC.,
                              a Florida corporation

                                TABLE OF CONTENTS


                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE 1.  DESCRIPTION AND TERM OF CONCESSION...................................................................    2
         1.1.  Grant of Concession...............................................................................    2
         1.2.  Term..............................................................................................    2
         1.3.  Reimbursement for Cost of Merchandise and Equipment...............................................    3

ARTICLE 2.  FACILITIES AND STORAGE TO BE FURNISHED BY CCL........................................................    4
         2.1.  Facilities........................................................................................    4
         2.2.  Storage and Utilities.............................................................................    5
         2.3.  Condition of Facilities...........................................................................    5
         2.4.  Communications....................................................................................    5

ARTICLE 3.  DETAILS AND QUALITIES OF SERVICES TO BE PERFORMED BY
CONCESSIONAIRE...................................................................................................    5
         3.1.  Representations and Warranties of Concessionaire..................................................    5
         3.2.  Limitation on Marketing...........................................................................    6
         3.3.  Trained Employees.................................................................................    7
         3.4.  Performance Evaluation............................................................................    7
         3.5.  Pricing of Merchandise............................................................................    7
         3.6.  Discount to Crew..................................................................................    7
         3.7.  Standards.........................................................................................    7
         3.8.  Prohibited Items..................................................................................    8
         3.9.  Locks and Security................................................................................    8
         3.10.  Risks to Merchandise.............................................................................    8
         3.11.  Credit Risks.....................................................................................    8

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF CCL................................................................    9
         4.1.  Authority.........................................................................................    9

ARTICLE 5.  COMMISSION...........................................................................................    9
         5.1.  Definitions.......................................................................................    9

ARTICLE 6.  PAYMENTS.............................................................................................   11
         6.1.  Commission Due CCL................................................................................   11
         6.3.  Per Diem Food Charges.............................................................................   11
         6.4.  Prizes and Gifts..................................................................................   11
         6.5.  Payment Date......................................................................................   12

ARTICLE 7.  TRADEMARKS...........................................................................................   12
         7.1.  Nonexclusive License..............................................................................   12
         7.2.  Restrictions on Assignment of License.............................................................   13
         7.3.  Submission of Newly Designed Marks................................................................   13
         7.4.  Purchase Orders...................................................................................   14
         7.5.  Use of Marks, Etc.................................................................................   15
         7.6.  Infringements.  ..................................................................................   15
         7.7.  Infringements.  ..................................................................................   16
         7.8.  Termination of License.  .........................................................................   16
         7.9.  Merchandise Bearing the CCL Marks.  ..............................................................   16
         7.10.  CCL Marks.  .....................................................................................   17

ARTICLE 8.  MATTERS RELATING TO CONCESSIONAIRE'S EMPLOYEES.......................................................   17
         8.1.  Concessionaire's Obligations......................................................................   17
         8.2.  Responsibility for Payment of Certain Expenses....................................................   18
         8.3.  No Maritime Liens.................................................................................   18
         8.4.  Jones Act.........................................................................................   18
         8.5.  Employee Contracts................................................................................   18
         8.6.  Ship's Articles...................................................................................   19
         8.8.  Health and Documentation..........................................................................   19
         8.9.  Grooming..........................................................................................   20
         8.10.  Shop Manager.....................................................................................   20
         8.11.  Supervisors......................................................................................   20
         8.13.  Room and Board for Concessionaire's Employees....................................................   21
         8.14.  Medical Care.....................................................................................   21
         8.15.  Prohibited Items.................................................................................   21

ARTICLE 9.  CONCESSIONAIRE'S OTHER GENERAL OBLIGATIONS...........................................................   22
         9.1.  Safe Stowage......................................................................................   22
         9.2.  Unseaworthiness...................................................................................   22
         9.3.  Careful Operations................................................................................   22
         9.4.  Compliance with Laws..............................................................................   23
         9.5.  Changes in Facilities and Utilities...............................................................   23
         9.6.  Damaged Property..................................................................................   23
         9.7.  Interior Decorations..............................................................................   23

ARTICLE 10.  OTHER CCL OBLIGATIONS...............................................................................   23
         10.1.  Access...........................................................................................   23
         10.2.  Safe Deposit Boxes...............................................................................   23
         10.3.  Stevedoring......................................................................................   24
         10.4.  Carrier's Release................................................................................   24

ARTICLE 11.  COMPLAINTS..........................................................................................   24
         11.1.  Complaints.......................................................................................   24

ARTICLE 12.  INSURANCE...........................................................................................   25
         12.1.  Hull and Machinery Insurance.....................................................................   25
         12.2.  Protection and Indemnity Insurance...............................................................   25
         12.3.  Concessionaire's Property and Liability Insurance................................................   26
         12.4.  Certificates.....................................................................................   26

ARTICLE 13.  CRUISE SCHEDULING...................................................................................   27
         13.1.  Scheduling of Cruises............................................................................   27
         13.2.  Reposition of Vessels............................................................................   27

ARTICLE 14.  PROMOTION LITERATURE................................................................................   27
         14.1.  Photographs......................................................................................   27
         14.2.  Publicity........................................................................................   28

ARTICLE 15.  INVENTORY...........................................................................................   28

ARTICLE 16.  CHANGE OF STATUS....................................................................................   28
         16.1.  Sale or Charter of Vessel........................................................................   28
         16.2.  Registry Change..................................................................................   28
         16.3.  Change of Name of Vessel.........................................................................   29

ARTICLE 17.  ASSIGNMENT..........................................................................................   29
         17.1.  Assignment by Concessionaire.....................................................................   29
         17.2.  Assignment by CCL................................................................................   30
         17.3.  Obligations Upon Assignment......................................................................   30

ARTICLE 18.  FORCE MAJEURE.......................................................................................   30
         18.1.  Delay............................................................................................   30

ARTICLE 19.  GENERAL AVERAGE AND SALVAGE.........................................................................   31
         19.1.  General Average..................................................................................   31
         19.2.  Salvage..........................................................................................   31
         19.3.  Earned Salvage...................................................................................   31

ARTICLE 20.  BOTH TO BLAME COLLISION CLAUSE......................................................................   32

ARTICLE 21.  RECORDS AND INSPECTION..............................................................................   32
         21.1.  CCL's Right to Audit.............................................................................   32
         21.2.  Inspections......................................................................................   32
         21.3.  Minimal Interference.............................................................................   33

ARTICLE 22.  INDEMNITY...........................................................................................   33
         22.1.  Indemnity by Concessionaire......................................................................   33
         22.2.  Indemnity by CCL.................................................................................   34

ARTICLE 23.  TERMINATION BY WITHDRAWAL, REQUISITION OR LABOR
DISPUTE..........................................................................................................   35
         23.1.  Withdrawal of a Vessel From Trade................................................................   35
         23.2.  Requisition of a Vessel..........................................................................   36
         23.3.  Strikes..........................................................................................   37

ARTICLE 24.  DEFAULT AND REMEDIES................................................................................   37
         24.1.  Events of Default................................................................................   37
         24.2.  Remedies Upon Default............................................................................   38

 ARTICLE 25.  RIGHT TO REMEDY DEFAULT............................................................................   39


ARTICLE 26.  ARBITRATION AND CHOICE-OF-LAW.......................................................................   39
         26.1.  Arbitration......................................................................................   39
         26.2.  Applicable Law...................................................................................   39

ARTICLE 27.  AMENDMENTS AND MISCELLANEOUS........................................................................   40
         27.1.  Entire Amendment.................................................................................   40
         27.2.  Binding Nature and Assignment....................................................................   40
         27.3.  Headings.........................................................................................   40
         27.4.  Severability.....................................................................................   40
         27.5.  Notices..........................................................................................   40
         27.6.  Brokers..........................................................................................   41
         27.7.  Confidentiality..................................................................................   41
         27.8.  Cooperation......................................................................................   42
         27.9.  Independent Contractors..........................................................................   42
         27.10.  Advertising.....................................................................................   42

                                    EXHIBITS

Exhibit 2.1                Storage Facilities

Exhibit 2.1(a)             Premises and Shopfittings

Exhibit 6.2                Letter of Guaranty of Performance

Exhibit 7.1                Trademarks, Service Marks, Design Marks and Patents

Exhibit 8.8                Medical Examination List of Services

                                                                        11/18/92



                              CONCESSION AGREEMENT


         This Concession Agreement ("Agreement") made and concluded on the 23rd day of November, 1992, by and between CARNIVAL CRUISE LINES, INC., a Panamanian corporation, hereinafter sometimes referred to as "CCL", and GREYHOUND LEISURE SERVICES, INC., a Florida corporation (hereinafter referred to as "Concessionaire") and THE DIAL CORP, a Delaware corporation (hereinafter referred to as "Guarantor").

                              W I T N E S S E T H:

         WHEREAS, CCL is the owner and/or operator of the TSS CARNIVALE, TSS MARDI GRAS, TSS FESTIVALE, MS TROPICALE, MS HOLIDAY, MS JUBILEE, MS CELEBRATION, MS FANTASY, MS ECSTASY, MS SENSATION (upon commissioning in or around October
1993), MS FASCINATION (upon commissioning in or around October 1994), and the MS IMAGINATION (upon commissioning in or around October 1994), and the MS IMAGINATION (upon commissioning in or around October 1995), hereinafter referred to individually as "Vessel" or collectively as the "Vessels;

         WHEREAS, CCL has the right to grant the Concession, which is the subject of this Agreement for the Vessels;

         WHEREAS, CCL wishes to grant to Concessionaire a concession for the operation of shops aboard each of the Vessels to purchase, sell and supply certain merchandise and sundries on an exclusive basis, and Concessionaire wishes to accept and to perform such concession, for the consideration set forth in, and subject to all the terms and conditions of, this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, CCL, Guarantor and Concessionaire agree as follows:

ARTICLE 1.  DESCRIPTION AND TERM OF CONCESSION.

         1.1.  Grant of Concession.

                  (a) CCL hereby grants to Concessionaire the exclusive concession for the sale aboard the Vessels' retail shops for all of the following merchandise and sundries (collectively, "Merchandise"):

                           (i) Purchasing, supplying and selling watches,
                  jewelry, fragrances, cosmetics, T-shirts, logo souvenir, merchandise, candies, packed food and sundries; and

                           (ii) Purchasing, supplying and selling of duty-free
                  liquor.

                  (b) CCL shall not engage, directly or indirectly, aboard any of the Vessels in the same or similar business as that of the Concessionaire, except for preexisting situations such as the Purser's office and beauty salon, nor shall CCL allow any other person or entity to do so.

                  (c) At times during a cruise when the Vessel is in port, Concessionaire shall also have the right to sell aboard the Vessel all tax paid and duty paid Merchandise, provided that Concessionaire obtains all prior approvals and permits from local U.S. Customs and other local foreign governmental authorities to sell same.

         1.2. Term. The term of this Agreement shall commence for the respective Vessels as follows, and unless terminated earlier or later shall expire on March 10, 1998:

                  (a) With respect to the MS SENSATION, this Agreement shall apply on the date of its arrival in Miami commencing in or around October 1993; the MS FASCINATION on the date of its arrival in Miami commencing in or around October 1994; and the MS IMAGINATION on the date of its arrival in Miami commencing in or around October 1995; subject to the present concessionaire exercising its right to service the on board concession, which if exercised, then Section 1.2(b) below shall apply to the MS SENSATION, MS FASCINATION and MS IMAGINATION commencement dates. CCL shall advise Concessionaire in writing sixty
         (60) days in advance of the respective dates of the MS SENSATION, MS FASCINATION and MS IMAGINATION arrivals in Miami, Florida.

                  (b) With respect to the remaining Vessels, on the date the respective Vessels depart their home port during the week following March 10, 1993.

                  (c) CCL, at its option, may change the expiration date of March 10, 1998, for the respective Vessels, plus or minus up to 15 days, provided that CCL gives Concessionaire written notice of its election at least 60 days prior to March 10, 1998.

         1.3. Reimbursement for Cost of Merchandise and Equipment. In addition to any other consequences of termination or expiration separately set forth in this Agreement, in the event of expiration or termination of this Agreement as it relates to the respective Vessels, CCL shall purchase, or shall cause its designee to purchase, from Concessionaire, and Concessionaire shall sell (subject to appropriate security instruments until payment in full) to CCL or its designee, as the case may be, within ten (10) days of such expiration or termination date of a Vessel, with payment due in full to be made within sixty
(60) days of such expiration to termination date of a Vessel:

                  (a) The inventory of Merchandise held by Concessionaire on the subject Vessel as of the date of termination or expiration at a price equal to the "laid in" cost plus any applicable tax of the Merchandise;

                  (b) All reasonable inventory of the Merchandise which bear the CCL logo and/or trademark(s) which are not aboard the subject Vessel at a price equal to Concessionaire's acquisition costs plus any applicable tax;

                  (c) All Merchandise in the process of manufacture which bear the CCL logo and/or trademark(s) at the cost plus any applicable tax to Concessionaire; and

                  (d) All Concessionaire's equipment aboard the subject Vessel utilized by Concessionaire in the operation of the concession granted hereunder at a price equal to Concessionaire's depreciated book value (using a five (5) year straight line depreciation). For purposes of this Section 1.3, the "laid-in" cost of an item shall be equal to Concessionaire's acquisition cost, plus any applicable tax, and plus all transportation costs from Concessionaire's warehouse.

                  (e) Notwithstanding anything herein to the contrary, if a license or lease agreement with a third party in respect of any equipment or software prohibits an assignment of such equipment and/or software from Concessionaire to CCL or its designee, then Concessionaire shall not sell the same to CCL or its designee.

ARTICLE 2.  FACILITIES AND STORAGE TO BE FURNISHED BY CCL.

         2.1. Facilities. CCL hereby grants, during the term of the Agreement, Concessionaire the right to use:

                  (a) The shop premises ("Premises") described in Exhibit 2.1(a) attached hereto and made a part hereof; and

                  (b) The furnishings and fixtures located within the Premises and described in Exhibit 2.1(a) ("Shopfittings"); and

                  (c) Existing storage facilities as described in Exhibit 2.1.

         2.2. Storage and Utilities. CCL shall, during the term of this Agreement and at its own cost and expense, furnish Concessionaire with existing storage facilities, as well as reasonably adequate supplies of water, electric, air conditioning and other utility services necessarily incident to Concessionaire's operations on the Vessels. CCL shall not be liable to Concessionaire for any loss or damage caused by or resulting from any variation, interruption or any failure of said utility services, except that CCL shall promptly take such corrective measures as are feasible and diligently restore or repair such utility services.

         2.3. Condition of Facilities. Concessionaire has inspected and fully familiarized itself with all of the existing facilities and plans for facilities on the Vessels not yet commissioned on the date of execution of this Agreement. Provided, however, Concessionaire's acceptance of the Premises in an "as is" condition for each Vessel is specifically conditioned upon the takeover of each Vessel and Concessionaire's physical inspection of the existing facilities of the respective Vessels.

         2.4. Communications. CCL shall furnish Concessionaire with reasonable shipboard radio, telephone and telex communications for business purposes at cost.

ARTICLE 3.  DETAILS AND QUALITIES OF SERVICES TO BE PERFORMED BY CONCESSIONAIRE.

         3.1. Representations and Warranties of Concessionaire. Concessionaire covenants, warrants, and represents that:

                  (a) Concessionaire is an experiences concessionaire, fully qualified to operate, supervise and/or perform the purchase and sale of sundries and merchandise in the Vessels' shops, and that it has employed or has available and will furnish a sufficient, capable, and trained staff to operate the shops and facilities.

                  (b) If requested by CCL, Concessionaire will engage the services of a professional window dresser to display the merchandise for sale in a Vessel's shop. Concessionaire will maintain the highest standards when changing showcase and window displays.

                  (c) (i) Concessionaire will sell high quality internationally recognized brands of retail Merchandise. The Concessionaire may sell bottled liquor during the cruise at a price which shall not materially affect bar sales by CCL for liquor for consumption during the cruise, but may deliver bottled liquor at the duty-free market price to the passengers only on the last day of the voyage.

                           (i) The Purser will operate vending machines on board
                  for the sale of individual packs of cigarettes and shall purchase all of the cigarettes by the case at the wholesale market price from Concessionaire. As provided in Section 5(a) below, these cigarette sales are excluded from Gross Receipts.

         3.2. Limitation on Marketing. Subject to the exclusive concession rights aboard the Vessels granted herein, CCL may prohibit Concessionaire from marketing any specific goods or services aboard a Vessel if in CCL's good faith, reasonable opinion such marketing is undesirable or is likely to be prejudicial to the business of CCL's either directly or indirectly; provided, however, such right to prohibition shall not relate or apply to those products normally sold on a duty-free basis, except where such products shall be reasonably deemed pornographic, obscene or likely to impair the safety of the Vessel. During any voyage, a

Vessel's Master may exercise this right on behalf of CCL, but on termination of any such voyage, the matter may be referred to CCL by Concessionaire.

         3.3. Trained Employees. Concessionaire will engage in its services aboard a Vessel an adequate number of employees, sufficiently trained in their duties and conversant in English, who will perform Concessionaire's obligations hereunder in a courteous and efficient manner so as to meet high standards of retail merchandising.

         3.4. Performance Evaluation. Within 60 days after signing this Agreement, Concessionaire will establish, to the reasonable satisfaction of CCL, a system for evaluating the performance of Concessionaire's employees so as to assure continuous maintenance of the quality standards required of them.

         3.5. Pricing of Merchandise. Prices charged on goods for resale to passengers in the Premises are to be fixed by Concessionaire, subject to the rights of CCL to question any such prices if CCL regards them to be unreasonable, acting in good faith.

         3.6. Discount to Crew. Concessionaire will sell sundries to officers,
staff and crew of each Vessel and CCL's employees at a [*            ] discount
off the list prices. For all such purchases, Concessionaire may require the purchaser to furnish a signed receipt identifying the items purchased, the price paid, the amount of the discount, and the purchaser's status and crew number. As provided in Section 5(a) below, the discounted amount agreed upon will be excluded from Gross Receipts.

         3.7. Standards. Concessionaire will implement and maintain high standards of presentation, service and product selection.

------------
         * This confidential portion has been omitted and filed separately with the Commission.

         3.8. Prohibited Items. Concessionaire will comply, and cause its employees to comply, with the terms of any agreement and/or policy now existing, or hereafter entered into or adopted by CCL, with respect to the carrying on board the Vessels and/or use on board the Vessels of any narcotics or other controlled substances that CCL may deem necessary in view of the laws, regulations and policies of any governmental jurisdiction including, without limitation, the zero tolerance policy of the government of the United States of America.

         3.9. Locks and Security. Concessionaire shall provide adequate locks, seals and security to the Vessel's Premises and storage facilities, and CCL shall cooperate in all efforts to provide security to Concessionaire's property. CCL, however, acknowledges that Concessionaire has no enforcement or disciplinary rights with respect to personnel of the Vessel other than Concessionaire's employees, and CCL agrees that it will cause the Vessel, through the Master, to cooperate with Concessionaire to maintain the security of Concessionaire's property by such disciplinary measures as are reasonably necessary.

         3.10. Risks to Merchandise. Concessionaire assumes all risk of loss caused by theft or unexplained disappearance of its Merchandise from the Premises or the storage facilities.

         3.11. Credit Risks. Concessionaire may at its own risk accept credit cards (except American Express), travelers checks or personal checks from its customers (including officers, staff and crew of the Vessel). All cash sales will be made in United States currency for any of its customers. All requests for exchange of foreign currency will be referred to the Vessel's Purser. Subject to the last sentence, Concessionaire shall bear the risk that it may receive counterfeit money and invalid credit card charges from its customers, which amounts, however, shall be excluded from Gross Receipts as provided in
Section 5(a) below at such time as such status can be documented to CCL. Adjustments to monies owed are to be made as soon as practical to reflect the proper account balance between the parties. CCL shall bear all collection risks associated with changes made to the shipboard accounts pursuant to the Sail & Sign Program.

         Upon implementation of the Sail & Sign Program in the Premises, CCL
shall collect from Concessionaire [*               %] (which amount shall be
excluded from Gross Receipts as provided in Section 5(a) below. [*

                                                  ] and is subject to an annual
adjustment. The processing fee will be adjusted upward or downward in an amount equal to any changes in CCL's annual adjustments (made on or around May 1 of each year) to its current shipboard account discount fee. Any such adjustments will be consistent with the discount fee charged for shipboard accounts on luxury ships of similar size.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF CCL.

         4.1. Authority. CCL represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Country of Panama, is duly qualified to do business and in good standing in each jurisdiction where the nature of its business requires it, and has full legal and corporate power and authority to execute and deliver this Agreement and grant the rights and perform the obligations described in this Agreement.

ARTICLE 5.  COMMISSION.

         5.1. Definitions. The following terms used in the Agreement shall have the following meanings:

                  (a) "Gross Revenue" shall mean all receipts, money or things of value received, receivable, or payable from sales of Merchandise in or from each Vessel, whether such sales are evidenced by cash, check, credit, charge account, credit card, exchange or otherwise. All such sales, whether cash or credit, shall be considered part of Gross Receipts at the time such sale is made. The following shall be excluded from Gross

------------
         * This confidential portion has been omitted and filed separately with the Commission.

         Receipts: (i) the amount of any sales, use, transaction privilege, excise or gross receipts, tax imposed by any governmental authority collected from customers and paid by, or on behalf of, Concessionaire to such governmental authority; (ii) amounts received or receivable from sales of assets, including goodwill, in connection with the liquidation, reorganization or transfer of all or any part of Concessionaire's business; (iii) sale of trade fixtures and capital equipment used in the operation of the business; (iv) amounts received from the sale, transfer or exchange of the entire business of Concessionaire; (v) credits, payments or refunds received from insurers, shippers or manufacturers resulting from Concessionaire's claim for loss or damage to Merchandise in transit; (vi) refunds, credits or payments by Concessionaire to customers for returned Merchandise in an amount not exceeding the actual selling price of the returned Merchandise; (vii) amounts attributable to counterfeit money and invalid, unauthorized or stolen credit card charges pursuant to
         Section 3.11; (viii) the total dollar amount of discounts granted to crew members pursuant to Section 3.6; (ix) amounts received pursuant to
         Section 1.3, 3.1(c)(ii), and 6.4; and (x) [*                  ] as
         described in Section 3.11 above (subject to changes as described therein) in respect of the Sail & Sign Program.

                  (b) "Revenue Passenger" shall mean any person listed on the Vessel's passenger manifest, except for persons traveling for the business purposes of the Vessel, CCL or Concessionaire.

--------
         * This confidential portion has been omitted and filed separately with the Commission.

ARTICLE 6.  PAYMENTS.

         6.1. Commission Due CCL. Concessionaire shall pay to CCL the greater of:

                  (a) [*


                                      ] or

                  (b) [*                          ] of the Gross Revenue from
         Concessionaire's sale of all Merchandise from the Vessel on each cruise.

         6.2. Letter of Guaranty. Upon execution of the Agreement, Concessionaire shall provide a Letter of Guaranty of Performance from The Dial Group, as Guarantor, in form and substance identical to Exhibit 6.2 attached hereto and made a part hereof. Guarantor agrees and acknowledges it has read this Agreement and fully understand the nature of this guaranty obligations herein.

         6.3. Per Diem Food Charges. CCL shall provide meals for Concessionaire's employees while on board each Vessel in the appropriate staff dining room of the Vessel. Concessionaire agrees to pay CCL a per diem messing charge of [*
                 ] per employee for each night that each of Concessionaire's employees is on board a Vessel until March 10, 1998. CCL may, at its option, annually increase the messing charges on March 1 of each year thereafter, but no such annual increase shall exceed [* ] of the per diem charges for the previous year.

         6.4. Prizes and Gifts. CCL will pay Concessionaire for the Merchandise (other than sundries) which CCL purchases from the Premises for use as prizes or gifts to passengers or

--------
         * This confidential portion has been omitted and filed separately with the Commission.

other personnel aboard the Vessel, at prices [*
                         ] the prices at which Concessionaire regularly sells
the same items of Merchandise to passengers aboard the Vessel. Such discounted sales shall be excluded from Gross Receipts as provided in Section 5.1 above.

         6.5. Payment Date. At the end of each voyage of a Vessel, the Purser shall furnish to Concessionaire's shop manager, in writing, the total Revenue Passenger cruise days during the voyage, and the Concessionaire's shop manager shall furnish the Purser, in writing, the Concessionaire's Gross Receipts from the voyage. Pursers shall also be given copies of all Z-readings from such register to verify sales. Concessionaire shall pay the amounts due herein as rental fees for each Vessel (pursuant to Section 6.1 above) to CCL within nine
(9) calendar days after the conclusion of each voyage for the subject Vessel together with a payment for food/messing charges per Section 6.3 above less amounts due Concessionaire per Section 6.4 for the subject Vessel. Concessionaire shall receive a credit against any amounts due herein as a rental fee equal to any charges to shipboard accounts established by CCL for the purchase of Merchandise. CCL shall pay to Concessionaire the remaining balance in respect of Merchandise sales charged to the shipboard accounts established by CCL within nine (9) calendar days after the conclusion of each voyage for the subject Vessel. Payments made by either party hereto shall be made by their company check in U.S. Dollars, and CCL shall be solely responsible for collecting all sums due on account of Merchandise sales charged to shipboard accounts.

ARTICLE 7.  TRADEMARKS.

         7.1. Nonexclusive License. CCL hereby represents that it is the owner of the trademarks, service marks, design marks, names, design and patents described on Exhibit 7.1 attached hereto, as may be amended in writing by CCL from time to time hereafter, and such other logos and marks as may be utilized by CCL anywhere in the world of which

--------
         *This confidential portion has been omitted and filed separately with the Commission.

Concessionaire shall have received information (collectively, the "CCL Marks"). CCL hereby grants to Concessionaire, and Concessionaire hereby accepts, for the term of this Agreement and for the fee set forth in Article 6 hereof, a limited, nonexclusive license to use the CCL Marks on and in connection with the manufacture and sale of the Merchandise in respect of Concessionaire's performance hereunder.

         7.2. Restrictions on Assignment of License. Concessionaire shall not sell, assign or transfer the license granted hereunder without CCL's express written consent authorized by a duly elected corporate officer of CCL, which consent shall not be unreasonably withheld or delayed.

         7.3.  Submission of Newly Designed Marks.

                  (a) Concessionaire shall submit to CCL (as set forth in subsection 7.3(b) of this Section) for approval prior to use, all artwork or photostats of artwork, indicating colors and processes of manufacture, of newly designed and not previously approved uses of the CCL Marks. CCL shall have the right, in its sole and absolute discretion, to forbid the use thereof. Samples of literature, advertising, catalogs and packaging relating to the souvenirs will be provided on a timely basis by Concessionaire to CCL following printing or production. When using the CCL Marks, the Concessionaire agrees to undertake to comply with the requirements of all laws pertaining to trademarks, including marking requirements. Before using any of the CCL Marks, Concessionaire shall inform CCL of the nature and quality of the souvenirs and shall thereafter promptly furnish samples thereof to CCL.

                  (b) Prior to placing any orders for the manufacture of Merchandise on which newly designed and not previously approved uses of the CCL Mark(s) are intended to be imprinted, Concessionaire shall submit for approval the name, address, phone number and telefax number of each manufacturer therefor and, should the manufacturer be satisfactory to CCL, Concessionaire shall subsequently submit to CCL the artwork, styles, designs, contents, workmanship and quality of such merchandise, in the form requested by CCL, to the attention of Geri Donnelly or her designee in CCL's Marketing Department, 3655 N.W. 87 Avenue, Miami, Florida.

                  (c) All materials and information submitted pursuant to this Section shall be deemed automatically approved if notification of rejection is not received by Concessionaire within forty-five (45) days of CCL's receipt of such materials and/or information.

         7.4. Purchase Orders. Concessionaire shall ensure that all orders for Merchandise to be imprinted with the CCL Mark(s) have been approved by CCL as provided in Section 7.3; are paid and delivered to, or otherwise obtained by, Concessionaire on a timely basis; and shall use its reasonable best efforts to ensure that the following language is inserted into or delivered for signature with all purchase orders and/or agreements for the manufacture of merchandise to be imprinted with the CCL Mark(s):

         Manufacturer agrees to notify Carnival Cruise Lines, Inc. ("Carnival"), attention Legal Department, 3655 N.W. 87 Avenue, Miami, Florida 33178 (Telefax: 305-471-4788), by telefax and by certified mail, return receipt requested, in the event Greyhound Leisure Services fails to pay for and/or take delivery of any goods and/or merchandise imprinted with the trademarks, service marks, design logos and/or artwork of Carnival (the "Carnival Marks") within forty-five (45) days after receipt of invoice for same; and Carnival shall have the right of first refusal to purchase such merchandise upon the terms thereof.

         Any merchandise which is not in compliance with the quality and graphics standards issued by Carnival regarding the Carnival Marks of which manufacturer has been informed prior to manufacture shall, wherever possible, be corrected by manufacturer to the specifications of such standards or, if not possible, shall be offered to Carnival at the direct cost of production and, if Carnival does not agree to purchase such merchandise at the direct cost of production, shall be destroyed by manufacturer.

         7.5.  Use of Marks, Etc.

                  (a) Concessionaire shall cause to appear with each use of the CCL Mark(s) such trademark notice symbols and/or copyright and trade dress notices as shall be instructed by CCL. Upon receipt by Concessionaire, it agrees to follow CCL's written policy, as may be amended from time to time, regarding the proper usage of the CCL Marks on printed material and on goods and merchandise.

                  (b) Concessionaire will in no way represent that it has any right, title and/or interest in and to the CCL Marks, except as expressly granted under the terms of this Agreement, nor shall Concessionaire contest CCL's title register and the registrations of the CCL Marks, nor shall Concessionaire acquire any rights in the CCL Marks by virtue of any use it may make thereof.

                  (c) Concessionaire agrees that CCL is and will be the owner of all goodwill that may in the future attach to the CCL Marks as a result of Concessionaire's use thereof.

                  (d) Concessionaire further agrees that it shall not at any time register or apply to register the CCL Mark(s) or any trademark, logo or design similar thereto anywhere in the world. Upon termination of this Agreement, Concessionaire agrees to cease all use of the CCL Marks or any confusingly similar trademarks or trade names; and Concessionaire shall at no time adopt for use any trademarks or trade names confusingly similar to any of the CCL Marks.

         7.6. Infringements. CCL shall have the sole right to determine whether or not any action shall be taken on account of any infringement or imitation; and Concessionaire shall reasonably cooperate with CCL in protecting and defending the CCL Marks and the Merchandise bearing the CCL Marks. With respect to infringements of the CCL Marks, CCL shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits.

         7.7.  Infringements.

                  (a) CCL shall indemnify, defend, and hold Concessionaire harmless from, for and against any and all claims (and any and all costs and expenses associated therewith) that the CCL Marks infringe a copyright, patent, or violate a proprietary right, of any third party. This subsection shall survive termination of this Agreement.

                  (b) Subject to subsection 7.7(a) above, Concessionaire shall indemnify Carnival and hold Carnival harmless from and against any and all costs and expenses, charges, fees, claims, actions, demands and damages (including court costs, reasonable attorneys' and experts' fees and expenses, through appeal) in connection with or arising out of any infringement or alleged infringement of the CCL Marks by reason of the sale or delivery by the manufacturer (used by Concessionaire) of the merchandise on which the CCL Marks have been imprinted due to Concessionaire's negligent failure to comply with Section 7.4 above, or Concessionaire's negligence to ensure and accept delivery of merchandise ordered by Concessionaire on which the CCL Mark(s) have been imprinted, except as otherwise provided herein. Concessionaire covenants and agrees that CCL shall be entitled to any and all rights and remedies available at law or in equity, including reasonable attorneys' fees, costs and expenses involved in obtaining an injunction against a manufacturer to prevent the sale or distribution of such merchandise to third parties.

         7.8. Termination of License. The license in the CCL Marks granted hereunder shall terminate upon the expiration, suspension or the termination of this Agreement by either party and in accordance with the provisions herein.

         7.9. Merchandise Bearing the CCL Marks. Articles of merchandise bearing the CCL Mark(s) may become available to CCL from time to time from other licensees and sublicensees. CCL may advise Concessionaire of such situations, and Concessionaire will consider in its good business judgment whether or not to purchase, supply and sell such articles of merchandise in its inventory of stock to be sold on the Vessels under the terms and conditions of this Agreement.

         7.10. CCL Marks. For the term of this Agreement, CCL represents, warrants, and covenants in respect of the CCL Marks the following:

                  (a) Third Party Merchandise (defined below) will not be purchased, supplied or sold at any souvenir establishment, gift shop, duty free shop or like vendors in or around any ports where any of the Vessel's may dock.

                  (b) CCL will restrict all third party licensees from selling or supplying any Third Party Merchandise on or at a Vessel, except to Concessionaire.

For purposes of this Section 7.10, "Third Party Merchandise" shall mean any sundries or merchandise identical or similar to the Merchandise which bears the CCL Marks and is purchased, supplied or sold by any third party.

ARTICLE 8.  MATTERS RELATING TO CONCESSIONAIRE'S EMPLOYEES.

         8.1.  Concessionaire's Obligations.

                  (a) Concessionaire's status under this Agreement is solely that of an independent contractor, and Concessionaire at all times has the obligation and right to control all of the employees engaged by Concessionaire to perform its obligations hereunder, and such persons are solely the responsibility of Concessionaire. Concessionaire is solely responsible for the payment of all wages, vacation pay, benefits and repatriation expenses to each of its employees. Except in connection with Supervisors, Concessionaire shall furnish CCL with copies of the contract forms used for engaging the services of on board Concessionaire employees.

                  (b) Concessionaire may in its sole discretion, at its own expense and without interfering with Vessel's operations, replace its employees or transfer them between the Vessels, at reasonable intervals.

         8.2. Responsibility for Payment of Certain Expenses. Concessionaire is solely responsible for the payment of any medical and subsistence expenses or damages to Concessionaire's employees arising from accident or illness. Except as provided in Section 8.8(b), Concessionaire shall indemnify CCL for any such expenses or damages incurred by CCL.

         8.3. No Maritime Liens. Concessionaire's employees do not have maritime liens on a Vessel for any payments due to them in connection with their services for Concessionaire.

         8.4. Jones Act. Concessionaire's employees are not entitled to assert claims against CCL under Jones Act, 46 U.S.C. 688.

         8.5. Employee Contracts. In each of its contracts with its employees, Concessionaire will insert the following notice:

         "Your employer is a concessionaire of Carnival Cruise Lines, Inc., the owner of the Vessel. You are subject to the control of your employer. You are also subject to the authority of the Master for purposes of health, safety, and discipline. In your dealings with passengers, you will refer to yourself as a member of the Vessel's shops. However, your employer is solely responsible for you, and neither the Vessel nor Carnival Cruise Lines, Inc., are obligated to you for any payments. You are required to comply with the terms of any agreement and/or policy now existing, or hereafter entered into or adopted by Carnival Cruise Lines, Inc., with respect to the carrying on board the Vessel and/or use on board the Vessel of any narcotics or other controlled substances that Carnival Cruise Lines, Inc., may deem necessary or desirable in view of the laws, regulations and policies of any governmental jurisdiction including, without limitation, the zero tolerance policy of the government of the United States of America."

         8.6.  Ship's Articles.

                  (a) Concessionaire irrevocably appoints the Master of a Vessel as its agent with the power of overall supervision of Concessionaire's employees on board the Vessel for purposes of health, safety, and discipline. The Master may delegate this supervisory power to the Vessel's Staff Captain and/or Purser.

                  (b) Only for purposes of health, safety and discipline and to facilitate compliance with the immigration laws applicable in a Vessel's base port and other ports of call, Concessionaire's employees will sign on ship's articles; but such adherence to ship's articles will not in any way detract from or modify the Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees, as described in Sections 8.1 through 8.4, above. CCL agrees to make all arrangements for Concessionaire's employees to sign on and off ship's articles, provided that all reasonable costs in connection therewith shall be for the Concessionaire's account.

         8.7. Concessionaire will not intentionally advertise or otherwise cause to become known amongst the passengers that Concessionaire is a concessionaire. In their dealings with passengers, Concessionaire's employees will refer to themselves as member of the Vessel's gift shop, but such references for purposes of passenger relations will not in any way detract from or modify Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees as described in Sections 8.1 through 8.4 above.

         8.8.  Health and Documentation.

                  (a) Concessionaire will employ on board the Vessel only persons who are of good moral character as well as good health, who hold valid passports, visas, and all other permits required by any governmental authority having jurisdiction, in order that they may enter and leave the base port and other ports where the Vessel may call. CCL agrees to arrange for all on board immigration formalities and to accept responsibility for safekeeping of all passports or other immigration documents turned over to it by Concessionaire's employees.

                  (b) Concessionaire will at its own expense arrange for each of its employees to receive and pass a complete medical examination, as per the attached list of services, attached hereto as Exhibit 8.8, and including a chest x-ray and blood test, immediately prior to serving on board a Vessel and periodically thereafter. The report of such examination shall be forwarded to the Vessel's doctor indicating that the employee is medically fit for service on board the Vessel in accordance with standards established by CCL.

         8.9. Grooming. Concessionaire's employees will at all times keep themselves neatly groomed, well spoken, and suitably attired in uniforms to be provided at Concessionaire's expense.

         8.10. Shop Manager. Concessionaire will designate for a Vessel a shop manager ("Shop Manager") of suitable experience and caliber to supervise the work of Concessionaire's other employees, subject to the overall supervision of the Master as provided in Section 8.6(a) above.

         8.11. Supervisors. From time to time, when deemed necessary by Concessionaire or reasonably requested by CCL, Concessionaire will furnish a reasonable number of executive or surveillance employees to travel on a Vessel for purposes of inspecting Concessionaire's operations. Suitable accommodations for such executive or surveillance employees of Concessionaire will be provided by CCL, if available, without charge, to Concessionaire; except that Concessionaire will pay the charge described in Section 6.3 for such persons at the same rate Concessionaire is then being charged for its shop personnel. When Concessionaire's executives or surveillance employees are traveling on board the Vessel, they shall be bound by and subject to all terms and conditions of their passenger ticket, and shall be entitled to the same access, if any, to the public rooms of the Vessel as may be allowed from time to time by CCL to its on board employees of equal rank.

         8.12. In his/her discretion, the Master may require, when he/she determines it necessary in his/her sole discretion to preserve health, safety or discipline on board the Vessel, that any employee of Concessionaire to remove himself/herself and his/her belongings from a Vessel at any time when the Vessel is in port, and all repatriation expenses, if any, will be for Concessionaire's account. Concessionaire shall be entitled to appeal such removal by referring the matter to CCL for final determination, which determination shall be made in good faith.

         8.13. Room and Board for Concessionaire's Employees. CCL shall provide reasonably, adequate clean and sanitary quarters of staff or crew grade on board each Vessel and clean bed linen and towels at normal intervals for Concessionaire's employees employed on board each Vessel without additional charge to Concessionaire or its employees. The assignment of cabins and berths to Concessionaire's employees shall be at the sole discretion of CCL, provided that such assignments shall be made in good faith to minimize any interference with the ability of employees to perform hereunder, and provided further the Shop Manager is assigned a single cabin and no more than two (2) employees be housed per cabin (except for the TSS CARNIVALE).

         8.14. Medical Care. At Concessionaire's request, and except as otherwise provided in Article Section 8.8(b), CCL will furnish without charge, regular and reasonable on board medical care by a Vessel's doctor, as well as medicines, for illness and injury suffered by Concessionaire's personnel while aboard the Vessel.

         8.15. Prohibited Items. Concessionaire's personnel are not permitted:

                  (a) To carry or consume aboard a Vessel any firearms or weapons, narcotics, or other drugs which are prohibited in the Vessel's ports, except pursuant to a program of medical care under the direct supervision of the Vessel's doctor;

                  (b) To consume alcoholic beverages aboard a Vessel to the point of intoxication or to the point where, during the subsequent performance of their duties, such consumption could become apparent to the passengers;

                  (c) To board a Vessel in an intoxicated state without the consent of the Master;

                  (d) To engage in gambling aboard a Vessel in the Vessel's casino or amongst themselves, or engage in any other illegal activity;

                  (e) To sell any merchandise to passengers (except in the course of their duties), or to purchase merchandise from Vessel's shop for resale.

ARTICLE 9.  CONCESSIONAIRE'S OTHER GENERAL OBLIGATIONS.

         9.1. Safe Stowage. Subject to the approval of the Master, which approval shall not be unreasonably withheld or delayed, Concessionaire will safely stow for sea and will maintain such safe stowage for sea of all Merchandise and its other property, as well as all property belonging to CCL which Concessionaire uses to perform its obligations hereunder.

         9.2. Unseaworthiness. Concessionaire will not knowingly or recklessly create an unseaworthy conditions in the performance of its obligations hereunder.

         9.3. Careful Operations. Concessionaire will care for the property of a Vessel utilized by Concessionaire in performance of its obligations hereunder in a careful, efficient and businesslike manner.

         9.4. Compliance with Laws. Concessionaire will comply with all laws and regulations (including but not limited to tax laws and regulations) of all governmental authorities having jurisdiction, relating to immigration, repatriation and its operations hereunder. CCL shall likewise reasonably assist and fully cooperate with Concessionaire so as to enable Concessionaire to obtain such licenses, permits, approvals and consents.

         9.5. Changes in Facilities and Utilities. Concessionaire may request structural, electrical, plumbing or other utility changes on the Vessel; except as otherwise provided in Sections 2.1 and 2.2 above, such changes will be timely made by CCL in its reasonable discretion and for the account of Concessionaire.

         9.6. Damaged Property. Concessionaire will, at its own expense, repair or replace CCL's property which is damaged by the negligent acts of Concessionaire's employees, over and above normal wear and tear.

         9.7. Interior Decorations. Concessionaire shall be responsible for maintenance at its own expense of tasteful interior decoration of Premises, but all plans for altering the interior decorations of those areas, including but not limited to the existing interior decorations, shall be submitted to CCL for its approval prior to implementation. Such approval shall not be unreasonably withheld or delayed.

ARTICLE 10.  OTHER CCL OBLIGATIONS.

         10.1. Access. CCL will permit access to those portions of each Vessel and to each Vessel's equipment which may reasonably be required by Concessionaire to perform its obligations hereunder. CCL agrees to fully cooperate with Concessionaire for the purpose of promoting Concessionaire's shops and services aboard the Vessels.

         10.2. Safe Deposit Boxes. CCL shall furnish Concessionaire with one or two safe deposit boxes in the office of the Purser on a Vessel.

         10.3. Stevedoring. CCL shall coordinate and program the stevedoring services for Concessionaire with such services required by CCL and other concessionaires. CCL shall pay for the cost of such stevedoring services; provided, however, if Concessionaire's property cannot be loaded or unloaded with other ship's stores of the Vessel using labor normally employed for handling of ship's stores, then Concessionaire shall pay its proportion of the costs for the loading and unloading of Concessionaire's property.

         10.4. Carrier's Release. Upon expiration or termination of this Agreement for any reason as it relates to a specific Vessel, CCL shall provide Concessionaire with a properly executed carrier's release, releasing all Concessionaire's goods, equipment and wares for off-loading at any one of CCL's regularly scheduled ports selected by Concessionaire, provided all sums due from Concessionaire to CCL relating to such Vessel have been paid, placed in escrow (which escrow shall be subject to CCL's reasonable approval), or bonded by Concessionaire (which bonding shall be subject to CCL's reasonable approval). CCL covenants that, if Concessionaire is entitled to a carrier's release under the preceding sentence, it will in no way inhibit or hamper Concessionaire's right to take possession of the goods, equipment and wares and to remove them from the Vessel. Any expenses related to the off-loading of Concessionaire's goods, equipment and wares upon carrier's release which are outside of ordinary expenses as described in Section 10.3 shall be paid for by Concessionaire.

ARTICLE 11.  COMPLAINTS.

         11.1. Complaints. All complaints by passengers, officers, staff and crew arising from Concessionaire's sales and services will be referred by CCL to Concessionaire's Shop Manager on the Vessel involved; with a copy to District Manager on shore. If any such complaint cannot be amicably resolved within 21 days, Concessionaire agrees to propose to the complainant that the matter may be referred to arbitration, and if the complainant consents to the proposal, Concessionaire will submit the complaint to arbitration under the Florida

Consumer Arbitrations Rules of the American Arbitration Association, with the arbitration hearings and other proceedings to be held in Miami, Florida.

ARTICLE 12.  INSURANCE.

         12.1.  Hull and Machinery Insurance.

                  (a) CCL agrees at its sole expense to provide and maintain throughout the term of this Agreement marine hull and machinery insurance and war risk hull and machinery insurance covering the Vessel with first class marine underwriters, and this insurance shall be endorsed to designate CCL as the sole loss payee. The deductible for such coverage shall not exceed $300,000.00 and upon renewal shall not exceed $500,000.

                  (b) In the event that Concessionaire or its personnel cause in whole or in part any loss or damage covered by this insurance, or which would have been covered by this insurance but for a commercially reasonable deductible (not to exceed $300,000 and upon renewal shall not exceed $500,000) in the insurance policy, Concessionaire agrees to reimburse CCL for the amount of the deductible applicable in such loss or damage.

                  (c) Neither CCL, the Owner of the Vessel, nor the underwriters of the insurance shall have any further right of recovery or subrogation in excess of said deductible against Concessionaire on account of loss or damage to the extent covered by such insurance, and the policies of insurance shall be endorsed to reflect this limitation and waiver.

         12.2. Protection and Indemnity Insurance. CCL agrees that it shall, at its sole expense, provide and maintain throughout the term of this Agreement protection and indemnity insurance underwritten by first class marine underwriters. Concessionaire agrees to obtain and maintain at its own expense insurance to defend and cover its liability, if any, for:

                  (a) Maintenance and cure as well as personal injury or death claims asserted by Concessionaire's employees or their estates;

                  (b) Claims of passengers or other third parties arising out of or in connection with Concessionaire's operations or the actions of Concessionaire's employees; and

                  (c) Repatriation, loss of personal effects and other costs to employees (including, without limitation, burial costs) in the event of death, casualty or termination of a voyage.

                  (d) Such insurance shall be in form, in amounts, with carriers and on terms reasonably satisfactory to CCL's Manger of Insurance; shall name CCL as an additional insured subject to the misdirected arrow clause. Concessionaire shall provide CCL's Manager of Insurance with a Certificate of Insurance evidencing such coverage.

         12.3. Concessionaire's Property and Liability Insurance. Concessionaire agrees to obtain and maintain throughout the full term of this Agreement, at its own expense, insurance on the full value of all its property aboard the Vessel with deductibles for its own account. Concessionaire shall not have any right of recovery against CCL on account of loss or any damage to its property whether or not covered by such insurance. Said insurance shall waive subrogation against CCL and the Vessels. Additionally, Concessionaire shall, at its sole expense, maintain public product liability insurance with limits of liability of at least five million dollars ($5,000,000).

         12.4. Certificates. On or before the commencement of the term of this Agreement, CCL shall, upon Concessionaire's written request, provide to Concessionaire certificates of insurance evidencing the coverages required pursuant to Sections 12.1 and 12.2, and Concessionaire shall, upon CCL's written request, provide to CCL certificates of insurance evidencing the coverages required pursuant to Section 12.2.

ARTICLE 13.  CRUISE SCHEDULING.

         13.1. Scheduling of Cruises. Sailing and other cruise periods shall be scheduled at the sole discretion of CCL, who will promptly furnish Concessionaire with an initial cruise and overhaul schedule of the Vessels as well as all changes to a previously delivered schedule within ten (10) days after such schedule is established or changed. If notice as required herein is given by CCL to Concessionaire, then Concessionaire shall have no claim against CCL for any loss or damage arising from delay, lay up or schedule change of a Vessel.

         13.2. Reposition of Vessels. If CCL desires to reposition one or more of its Vessels to another continent or commence one-day cruises, it shall notify Concessionaire in writing at least thirty (30) days in advance of such change. The parties shall then negotiate in good faith with respect to the level of commission that will be applicable in connection with such changed operations. If the parties are unable to reach an agreement within ten (10) days of CCL giving the Concessionaire notice of the new itinerary, Concessionaire shall have the option either to terminate this Agreement in connection with the repositioned Vessel(s) or to continue operating the concession granted hereunder at the commission level currently set out in Section 6.1 If Concessionaire elects to terminate in respect to the repositioned Vessel(s), CCL shall reimburse Concessionaire as provided in Section 1.3 above.

ARTICLE 14.  PROMOTION LITERATURE.

         14.1. Photographs. Concessionaire shall not circulate any photographs of its operations aboard a Vessel for promotional purposes without the prior written consent of the persons who are the subject of the photographs and the prior written or oral consent of CCL, which consent shall not be unreasonably withheld or delayed.

         14.2. Publicity. Concessionaire shall not issue any publicity or press release identifying CCL or a Vessel without the prior written consent of CCL, which approval shall not be unreasonably withheld or delayed.

ARTICLE 15.  INVENTORY.

         15.1. At every drydocking of a Vessel, Concessionaire and CCL shall inventory all of CCL's property which Concessionaire is using in the performance of its obligation on such Vessel.

ARTICLE 16.  CHANGE OF STATUS.

         16.1.  Sale or Charter of Vessel.

                  (a) CCL may sell or charter a Vessel during the term of this Agreement to bona fide third parties not affiliated with CCL. Upon ninety (90) days prior written notice to Concessionaire of the anticipated closing date, the concession granted hereunder in respect of such Vessel shall terminate, effective on the date CCL has reimbursed Concessionaire pursuant to Section 1.3 and, or such anticipated closing date, whichever shall occur last.

                  (b) Upon sixty (60) days prior written notice to Concessionaire, CCL may sell or charter a Vessel during the term of this Agreement to a corporation which it controls, is controlled by or is under common control with CCL ("CCL Affiliate"), provided that CCL Affiliate (i) has the authority to operate such Vessel and (ii) assumes, in full, immediately following the closing date, the obligations of CCL under this Agreement in respect of such Vessel and fully recognizes Concessionaire's rights thereunder.

         16.2. Registry Change. In its sole discretion, CCL may change the registry of a Vessel at anytime upon sixty (60) days prior written notice to Concessionaire of the anticipated registry change date of such Vessel. If such change in the reasonable opinion of

Concessionaire makes this Agreement in respect of such Vessel commercially unattractive, then this Agreement only in respect of such Vessel may be terminated by Concessionaire, and CCL shall reimburse Concessionaire upon such termination pursuant to Section 1.3 herein.

         16.3. Change of Name of Vessel. In its sole discretion, CCL may change its own name or the name of a Vessel at any time. In the event CCL or any person or entity who becomes the owner of the Vessel (the "Owner") changes the name of the Vessel, or the name of the cruise line operating the Vessel changes, and CCL fails to provide at least ninety (90) days prior written notice to Concessionaire of such name change, CCL shall reimburse Concessionaire for any and all expenses reasonably incurred by Concessionaire as a result of the name change, including but not limited to the cost of printing new price lists, changing labels on the uniforms of Concessionaire's employees, and Concessionaire's costs of Merchandise bearing the name or logo of the Vessel or the cruise line which was on order and not cancelable (without penalty) or in stock on the date of Concessionaire's receipt of notice from CCL of the name change and which is still in stock on the effective date of the name change. Provided, however, if the payment of a penalty is required for the cancellation of any order for Merchandise, Concessionaire shall notify CCL of such penalty and, if CCL timely pays to Concessionaire such penalty so that the order can be canceled without any further liability, CCL shall not be required to reimburse Concessionaire for that order of merchandise. Payment of such reimbursement shall be due within thirty (30) days after CCL receives detailed written evidence of the amounts due, but in no event prior to the effective date of the name change.

ARTICLE 17.  ASSIGNMENT.

         17.1. Assignment by Concessionaire. Concessionaire shall not assign or subcontract this Agreement without the prior written consent of CCL, except to a subsidiary corporation of Concessionaire, Concessionaire's parent corporation, a subsidiary corporation of Concessionaire's parent corporation, or an entity under common ownership with Concessionaire.

         17.2. Assignment by CCL. CCL shall not assign this Agreement without the prior written consent of Concessionaire, which consent shall not be unreasonably withheld, except to a party which succeeds to CCL's authority to operate the Vessel or to a subsidiary corporation of CCL, CCL's parent corporation, a subsidiary corporation of CCL's parent corporation or an entity under common ownership with the CCL. Upon assignment to a party which succeeds to CCL's authority to operate the Vessel, and the full assumption by such party of CCL's obligations hereunder, CCL shall be released of and from all obligations or liabilities accruing under this Agreement from and after the effective date of such assignment.

         17.3. Obligations Upon Assignment. Notwithstanding anything herein to the contrary, the party to whom either Concessionaire or CCL, as the case may be, assigns this Agreement must agree to assume fully the obligations of Concessionaire or CCL, as the case may be, under the terms of this Agreement and fully recognize Concessionaire's or CCL's rights thereunder, as the case may be, before such assignment becomes effective.

ARTICLE 18.  FORCE MAJEURE.

         18.1. Delay. Neither Concessionaire nor CCL shall be liable for delay or other failure in the performance of its obligations hereunder, occasioned by any of the following causes to the extent that such cause is beyond the control of Concessionaire or CCL, as the case may be: an Act of God, Act of War, public enemies, government restrictions, perils of the sea, quarantine, fire, strikes, lockouts, labor disputes, civil commotions, seizure or arrest of the Vessel, robbers, riots, thieves, barratry, collision, negligence in the navigation or management of a Vessel, explosions, torts of third parties, unseaworthiness, delay in sailing, prolongation of voyage, deviation, any act, omission, fault of negligence of any passenger, officer, staff member or crew member of any cause whatsoever beyond the control of CCL or Concessionaire, as the case may be, whether of the kind therein above enumerated or not. Notwithstanding anything herein to the contrary, any such delay occurring during the term of this Agreement shall cause the term hereof to be extended by an equivalent period (up to a maximum extension of twelve (12) months) at the sole election of Concessionaire. Further, if a voyage is prolonged by any of the circumstances set forth above or normal ship routine is interrupted thereby, the minimum guaranteed rental fee (Section 6.1 (a)) shall be waived during the prolongation or interruption and only the percentage of the Gross Revenue (Section 6.1(b)) shall apply for the cruise in question.

ARTICLE 19.  GENERAL AVERAGE AND SALVAGE.

         19.1. General Average. General Average shall be adjusted at New York according to York-Antwerp Rules 1974, and as to matters not therein contained, according to the law and usages of the Port of New York. In case a general average statement be required, the same shall be adjusted by an Adjuster to be selected and appointed by CCL and said Adjuster shall attend to the settlement and collection of the average, subject to the customary charges. Notwithstanding anything herein to the contrary, the property of Concessionaire shall not be required to contribute to general average adjustment and shall not be subject to any lien for general average adjustment.

         19.2. Salvage. In the event of accident, danger, casualty, damage or disaster before or after commencement of a voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the Vessel is not responsible, by statute or contract or otherwise, Concessionaire shall only be required to contribute with the Vessel to pay salvage in respect to Concessionaire's property; and Concessionaire shall not be required to contribute to pay salvage awarded with respect to any other property.

         19.3. Earned Salvage. Concessionaire shall not be entitled to participate in earned salvage.

ARTICLE 20.  BOTH TO BLAME COLLISION CLAUSE.

         20.1. If a Vessel comes into collision with another ship as a result of the negligence of the other ship, and consequences of which, CCL is not responsible to Concessionaire, by statute or contract or otherwise, Concessionaire shall indemnify CCL against all loss or liability to the other ship or her owners insofar as such loss or liability represents loss of or damage to or any claim whatsoever of Concessionaire, paid or payable by the other ship or her owners to Concessionaire and set off, recouped or recovered by the other ship or her owners as part of their claim against the Vessel or CCL. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to, the colliding ships or objects are at fault in respect of collision or contact. However, in the event Concessionaire is unable to operate due to such collision, no concession fee (Article 6) shall be payable during that period in which Concessionaire is unable to operate.

ARTICLE 21.  RECORDS AND INSPECTION.

         21.1. CCL's Right to Audit. CCL or its duly authorized representative shall be entitled to inspect Concessionaire's records relating to Gross Revenue for a given sailing or other cruise period at any reasonable time or times within one (1) year after the date of payment for such sailing or other cruise period, upon written notice to Concessionaire, in order to verify the amounts due hereunder. Concessionaire or its duly authorized representative shall be entitled to inspect at any reasonable time or times a Vessel's log books and, at its own expense, to have any audit performed with respect to passenger days on the Vessels, in order to verify amounts due under Article 6. Concessionaire and CCL shall have no obligation to preserve such records for any period longer than one (1) year after the date of payment for any sailing or other cruise period.

         21.2.  Inspections.

                  (a) CCL or its duly authorized representative shall be entitled to inspect Concessionaire's inventories and equipment on a Vessel at any reasonable time or times upon reasonable advance notice to Concessionaire's Shop Manager in order to verify the adherence by Concessionaire to the quality standards required by Article 3.

                  (b) In addition, CCL or its duly authorized representative shall be entitle to inspect Concessionaire's operations on a Vessel at any reasonable time or times without notice and with identification of the inspect in order to verify the adherence by Concessionaire to the quality standards required by Article 3.

         21.3. Minimal Interference. CCL or its duly authorized representative in conducting any investigation described in Section 21.2 shall do so in such a fashion as to have the least amount of interference with Concessionaire's performance hereunder.

ARTICLE 22.  INDEMNITY.

         22.1. Indemnity by Concessionaire. Concessionaire shall indemnify, defend, and hold harmless CCL and its officers, directors and employees for, from and against any claims, costs, expenses, suits, liabilities, losses, and liens of any nature, including reasonable attorneys' fees incurred in the defense thereof, asserted against the CCL, or the Vessel, which arise out of the Concessionaire's operations and services and (A) which are caused by any negligent act or omission or Concessionaire or Concessionaire's employees or (B) arise out of an obligation to provide maintenance and cure for Concessionaire's employees, except to the extent caused or contributed to by (i) the negligent act, or willful act or omission of CCL, its officers, directors, employees or agents or (ii) the failure of CCL to perform in accordance with the terms, conditions and specifications of this Agreement. If a suit or proceeding is brought against the Vessel, or if the Vessel is otherwise levied against or taken into custody by virtue of any claim or lien to which Concessionaire's indemnity applies, Concessionaire shall within three (3) business days of receiving notice of same, thereafter cause the Vessel to be released on bond or otherwise. If Concessionaire fails to obtain the release of the Vessel as required, CCL shall have the right to secure release of the Vessel, and Concessionaire shall reimburse and indemnify CCL or the Owner for all reasonable costs of obtaining the Vessel's release, including but not limited to bond premiums and reasonable legal fees. Notwithstanding anything herein to the contrary, if a bond has been secured by CCL, Concessionaire's reimbursement of premiums shall not exceed what is reasonable and customary for the industry or the actual premiums paid by CCL, whichever is less, and Concessionaire shall in its sole discretion be permitted to replace the bond.

         22.2. Indemnity by CCL. CCL shall indemnify, defend, and hold harmless Concessionaire for, from and against any claims, costs, expenses, suits, liabilities, losses, and liens of any nature, including reasonable attorneys' fees incurred in the defense thereof, asserted against Concessionaire which arise out of the condition of the Vessel or the operations and services of CCL, or other concessionaires aboard the Vessel and which are caused by any negligent act or omission of CCL, Owner, or such other concessionaires. Without limiting the foregoing, CCL hereby further indemnifies and holds harmless Concessionaire and its officers, directors, employees, attorneys and agents from and against any and all liabilities, losses, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, consultant fees, investigation and laboratory fees) imposed upon or insured by or asserted against them, or any of them, by reason of (A) the actual, alleged of threatened presence or release of any Hazardous Materials on, from, affecting or caused by any Vessel; (B) any personal injury (including wrongful death) or property damage (real or person) arising out of or related to such Hazardous Materials; (C) any Environmental Claim brought or threatened, or settlement reached, relating to such Hazardous Materials, or (D) any violation of laws, orders, regulations, requirements or demands of government authorities relating to Hazardous Materials at, or discharged from any Vessel. For purposes of this section, "Hazardous Materials" shall include, but shall not be limited to any petroleum or petroleum products, natural gasses, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, asbestos or any material containing asbestos or any substances which are hazardous by virtue of the manner of their use, or any activity involving any of the foregoing or any other substance or material or activity defined as hazardous in words or substance by any present or future Federal, state or local environmental law, ordinance, rule, regulation or rule of common law including, without limitation, the Oil Pollution Act of 1990 (33 U.S.C. Section2701 et seq.), the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (all of the foregoing as amended) (collectively, the "Environmental Laws") and in the regulations adopted and publications promulgated pursuant to each of the foregoing or any of the foregoing. For purposes of this section, "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter "Claims") or any permit issued under any such law, including without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment. For purposes of this section "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

ARTICLE 23.  TERMINATION BY WITHDRAWAL, REQUISITION OR LABOR DISPUTE.

         23.1. Withdrawal of a Vessel From Trade. Upon at least 90 days prior written notice to Concessionaire (advising Concessionaire of the effective date of the withdrawal and the expected period of the withdrawal), CCL may in its sole discretion withdraw a Vessel from the cruise trade ("Withdrawal") and, upon Withdrawal, this Agreement shall terminate as to such

Vessel; provided, however, as to Withdrawals for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause this Agreement to merely be suspended as to such Vessel for the duration of the Withdrawal, rather than terminated, upon written notice to CCL. If CCL and/or any entity owning such Vessel fails to provide at least ninety (90) days prior written notice to Concessionaire of such Withdrawal and if the Merchandise cannot be used for sale on another Vessel covered by this Agreement in Concessionaire's reasonable opinion, then CCL shall reimburse Concessionaire for its costs of merchandise bearing the name or logo of such Vessel or the cruise line which was (i) on order and not cancelable without penalty and/or (ii) in stock on the date of Concessionaire's receipt of notice from CCL of the Withdrawal and which is still in stock on the effective date of the Withdrawal. Provided, however, if the payment of a penalty is required for the cancellation of any order for Merchandise, Concessionaire shall notify CCL of such penalty and, if CCL timely pays to Concessionaire such penalty so that the order can be canceled without any further liability, CCL shall not be required to reimburse Concessionaire for that order of Merchandise. Payment of such reimbursement shall be due within thirty (30) days after CCL receives a detailed, written statement of the amounts due, but in no event prior to the effective date of Withdrawal.

         23.2. Requisition of a Vessel. If any Vessel is requisitioned by any government (including, but not limited to the United States of America) for title or use and the requisition remains in effect for thirty (30) calendar days, then this Agreement shall automatically terminate upon the thirtieth
(30th) calendar day after the effective date of any such requisition. CCL shall have no liability to Concessionaire in regards to the requisition, except that CCL shall pay to Concessionaire the portion, if any, of the amount of any award allocated to CCL as a consequence of such requisition which is attributable to CCL the value of any requisitioned Merchandise, cash registers, or decorations, alterations, improvements, fixtures, or furnishings installed by Concessionaire. Provided, however, if CCL takes possession of the Merchandise, cash registers, or furnishings, it shall remain liable to Concessionaire for the same, which liability shall not exceed the depreciated book value of the respective items.

         23.3. Strikes. If a Vessel shall be prevented from sailing with or without passengers by a strike, lockout or labor dispute arising from Concessionaire's operations, upon the request of CCL, Concessionaire will remove its personnel and Merchandise from such Vessel, and take all lawful action necessary to effect removal of the picket line. If the lawful strike, lockout or labor dispute prevents a Vessel from sailing for more than three (3) days, then CCL may thereafter give Concessionaire four (4) days written notice of an intention to terminate this Agreement as to such Vessel. If after that four-day period the lawful strike, lockout or labor dispute continues to prevent such Vessel from sailing, then this Agreement shall so terminate as to such Vessel; provided, however, if at the end of the four-day period the strike lockout or labor dispute does not prevent such Vessel from sailing, this Agreement shall remain in full force and effect.

ARTICLE 24.  DEFAULT AND REMEDIES

         24.1. Events of Default. The occurrence of any one of the following events shall constitute and "Event of Default:"

                  (a) Either party shall fail to perform or comply with any of its covenants, duties or obligations hereunder, or shall violate any of the prohibitions imposed under this Agreement, or shall breach of any of such parties' warranties made in this Agreement, and such failure, violation or breach shall continue for a period of thirty (30) days after the other party has given written notice thereof in accordance with Section 27.5, below; or

                  (b) Any statement, representation or warranty by either party contained in this Agreement or in any document furnished in connection herewith or hereafter pursuant hereto, shall prove to be knowingly or reckless untrue or incorrect in any material respect when made; or

                  (c) Either party shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (ii) by unable, or admit in writing its inability, to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; or (iv) be adjudicated bankruptcy or insolvent; or (v) be dissolved; or (vi) file a petition in bankruptcy or for reorganization or for an agreement pursuant to a bankruptcy act or any insolvency law providing for the relief of debtors, now or hereafter in effect; or (vii) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or (viii) take corporate action for the purpose of effecting any of the foregoing.

         24.2. Remedies Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may: (i) terminate this Agreement; (ii) exercise any other right or remedy which may be available to it under applicable law; (iii) proceed by appropriate arbitration to enforce the terms hereof or to recover damages for the breach hereof; and/or (iv) place Guarantor on notice of its obligations contained in the Letter of Guaranty attached as Exhibit 6.2. No remedy or power referred to or given to the non-defaulting party in this Agreement or otherwise existing is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy referred to herein or which may otherwise be available to that party in law, equity or admiralty. Each and every power and remedy, whether herein so given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient. No express or implied waiver of any ground for exercising rights in connection with this Agreement shall be, or construed to be, a waiver of any further or subsequent ground. No delay or omission in the exercise of any right or power in the pursuit of any remedy shall impair any such right or be construed a waiver of any default or as an acquiescence thereto.

         24.3. Any termination of this Agreement shall be without prejudice to the rights and obligations of either party accruing prior to such termination. Any rights and obligations that would apply to a party were this Agreement to have been terminated at the expiration of the term stated in Article 1 shall apply in respect of any early termination.

ARTICLE 25.  RIGHT TO REMEDY DEFAULT.

         25.1. If either CCL or Concessionaire shall fail to perform or observe any of the terms of this Agreement, the other party may in its discretion, after providing fourteen (14) days' written notice to the party failing to perform, do all acts and make all expenditures necessary to remedy such failure, and the party failing to perform shall promptly reimburse the other party for any and all expenditures so incurred. However, neither party shall be under any obligation to do any act or make any such expenditure on behalf of the party failing to perform, nor shall the doing or making thereof relieve the party failing to perform from any such failure.

ARTICLE 26.  ARBITRATION AND CHOICE-OF-LAW.

         26.1. Arbitration. Any and all differences and disputes of whatsoever nature arising out of this Agreement shall be arbitrated in Miami, Florida, before a board of three commercial persons, consisting of one arbitrator to be appointed by each party and the third by the two so chosen; provided that if both parties appoint the same person to be an arbitrator for a particular dispute, then that person shall act as a sole arbitrator for that dispute. Arbitration shall be the exclusive method of resolving differences and disputes between the parties. The decision of any two of the arbitrators (or the sole arbitrator) shall be final and binding and any relief deemed just and suitable may be granted, including but not limited to attorneys' fees and specific performance. Judgment may be entered upon any award in any court of competent jurisdiction.

         26.2. Applicable Law. This Agreement shall be governed by the federal statutory and general maritime law of the United States, as well as, where appropriate, the law of the State of Florida; excluding, however, all federal and Florida statutes applying to common carriage of passengers and cargo, such as but not limited to the Harter Act, Carriage Goods by Sea Act and Florida conflict of law principles. In all instances the federal law shall take precedence over Florida law. The parties expressly choose the above-described laws to the exclusion of all choice of law rules which might otherwise be applicable in any particular forum, except to the extent that circumstances would reasonably require application of the laws of some other jurisdiction to resolve specific issues pertaining solely to health and safety or to the mandatory requirements imposed by the laws of the state of a Vessel's registry.

ARTICLE 27.  AMENDMENTS AND MISCELLANEOUS.

         27.1. Entire Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior negotiations, agreements and communications are merged herein and superseded hereby; there are no representations, warranties or obligations by either party to the other concerning the subjects of this Agreement except those herein set forth. The terms of this Agreement shall be not waived, altered, modified, amended, or supplemented, in any manner whatsoever, except by a written document duly executed by the party to be charged with such waiver, amendment or supplement.

         27.2. Binding Nature and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns who are authorized herein to succeed to the rights and duties of the parties by assignment or otherwise.

         27.3. Headings. Article headings are for convenience of reference only and shall not be construed as part of this Agreement.

         27.4. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, except one, the absence of which would make this Agreement unfair or impossible of performance, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         27.5. Notices. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be in writing and either served personally, sent by telegraphic means, or sent by prepaid overnight express courier service or registered or certified mail, addressed to the other party at the address set forth below. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated when received. Any such notice to each party and other correspondence or communication shall be addressed:

         If to CCL:
                           Carnival Cruise Lines, Inc.
                           Attn:  Operations Department
                           3655 N.W. 87th Avenue
                           Miami, Florida  33178-2428
                           Telefax:  (305) 477-6539

                  With copies to:

                           Carnival Cruise Lines, Inc.
                           Attn:  Legal Department
                           3655 N.W. 87th Avenue
                           Miami, Florida  33178-2428
                           Telefax:  (305) 471-4758

         If to Concessionaire:

                           Greyhound Leisure Services, Inc.
                           8052 N.W. 14th Street
                           Miami, Florida  33126-1694
                           Attn:  J.P. Miquel, President
                           Facsimile:  (305) 477-4522

or to such other address as either party may from time to time designate by notice to the other.

         27.6. Brokers. CCL and Concessionaire each warrant to the other that no brokers, agents or any third parties were involved in or played any part in the negotiations of this Agreement and no commissions, finders fees or compensation of any type is payable to any third party in connection with this Agreement.

         27.7. Confidentiality. The parties hereto agree that they shall use reasonable efforts to maintain the confidentiality of all information, records, reports and other data as to the activities of the parties under this Agreement. Provided, however, nothing contained herein shall preclude disclosures (i) on a confidential basis, to affiliated entities; (ii) to their respective officers, agents, employees or consultants and then only to the extent necessary to perform their obligations under this Agreement; (iii) in connection with a dispute arising under this Agreement; or (iv) if otherwise required by a court of competent jurisdiction or other governmental agency, body, or authority. Each party acknowledges that confidentiality may be difficult to maintain given the large number of people with access to such information, records, reports and other data and that neither party shall have any liability to the other so long as reasonable efforts were utilized to maintain confidentiality.

         27.8. Cooperation. The parties hereto further agree to foster and maintain the maximum amount of cooperation possible between themselves to effectuate the provisions of this Agreement.

         27.9. Independent Contractors. Concessionaire is acting as an independent contractor in performing its obligations under this Agreement.

         27.10. Advertising. Concessionaire, upon CCL's written request, shall make available to CCL on a quarterly basis information pertaining to advertising revenues received during the previous quarter from advertisers' advertising in respect of the Merchandise aboard any of the Vessels.

         IN WITNESS WHEREOF, CCL and Concessionaire have executed this Agreement the day and year first above written.

CARNIVAL CRUISE LINES, INC.                 GREYHOUND LEISURE SERVICES,
                                            INC.


By: /s/                                     By:  /s/J.P. Miquel
    ---------------------------------            -------------------------------
Title:  SR VP Operation                     Title:  President

THE DIAL CORP, as Guarantor


By: /s/
   ---------------------------------
Title: VP
      ------------------------------

                       [Carnival Cruise Lines Letterhead]



J.P. Miquel
President
Greyhound Leisure Services, Inc.
c/o THE DIAL CORP
1850 North Central Avenue
Phoenix, AZ  85077

         RE: Concession Agreement by and between Carnival Cruise Lines, Inc. ("CCL") and Greyhound Leisure Services, Inc. ("Concessionaire"), dated as of November 23, 1992

Dear Mr. Miquel:

         This letter, when executed on behalf of Greyhound Leisure Services, Inc., sets forth the agreement of the parties which has been reached with respect to matters arising under Section 3.11, 5.1(a)(x), 6.1, 12.1(a), 12.1(b), 12.1(c) and 16.2 of the above-referenced Agreement. For purposes of this letter agreement, any capitalized term which is not separately defined herein shall have the meaning ascribed to such term in the Agreement. CCL and Concessionaire hereby agree as follows:

         1. It is agreed that Section 3.11 and 5.1(a) is accordingly modified by the following:

                  Upon CCL's implementation of the Sail & Sign Program in the Premises, Concessionaire shall deduct the processing fee (as provided in Section 3.11 of the Agreement) from Gross Receipts. However, if CCL permits Concessionaire to accept cash, then Gross Receipts shall not be deducted by any such processing fee.

         2. Clause (x) of Section 5.1(a) of the Agreement is hereby modified by adding the following:

                  "[*                                  ] shall not be deducted
                  if CCL permits Concessionaire to accept cash from its customers."

--------
         * This confidential portion has been omitted and filed separately with the Commission.

         3. Section 6.1 of the Agreement is hereby amended by adding the following new subsection:

                  "(c) On March 10 of each calendar year, commencing in 1994, Concessionaire shall reconcile its records to determine whether clause (a) or (b) above is the greater amount. If, and only if, the aggregate payments made during the period in question by Concessionaire pursuant to clause (b) are not the greater amount, Concessionaire shall pay the difference between the amount paid and the amount due pursuant to clause
                  (a) on or before April 1 of each calendar year (commencing in 1994); provided, however, Concessionaire shall receive a credit against any amounts due herein as a rental fee equal to any charges to shipboard accounts established by CCL for the purchase of Merchandise."

         4. Section 12.1(a) of the Agreement is hereby amended by deleting the last sentence thereto and substituting therefor the following:

                  "The deductible for such coverage shall not exceed $300,000, and upon renewal, there shall be no limits on the deductible."

         5. Sections 12.1(b) and 12.1(c) of the Agreement shall be amended so that they now read as follows:

                  "(b) In the event that Concessionaire or its personnel cause in whole or in part any loss or damage covered by this insurance, or which would have been covered by this insurance but for a commercially reasonable deductible in the insurance policy, Concessionaire agrees to reimburse CCL only for the amount of the deductible applicable in such loss or damage; provided, however, in no event shall such reimbursement exceed $500,000. (CCL assumes the risk of loss if the deductible exceeds $500,000.)"

                  "(c) Neither CCL, the Owner of the Vessel, nor the underwriters of the insurance shall have any further right of recovery or subrogation in excess of said deductible or $500,000, whichever is the lesser amount, against Concessionaire on account of loss or damage to the extent covered by such insurance, and the policies of insurance shall be endorsed to reflect this limitation and waiver."

         6. Section 16.2 of Agreement shall be amended so that it now reads as follows:

                  "16.2 Registry Change. In its sole discretion, CCL may change the registry of a Vessel at any time upon thirty (30) days prior written notice to Concessionaire of the anticipated registry change date of such Vessel. If such change, in the joint reasonable opinion of CCL and Concessionaire, has a material, negative impact on hours of employment, compensation rates, wages, commissions and other labor employment matters, in respect of such Vessel, then this Agreement only in respect of such Vessel may be terminated by Concessionaire, and CCL shall reimburse Concessionaire upon such termination pursuant to
                  Section 1.3 herein."

         7. Except as specifically modified hereby, the Agreement is hereby ratified and affirmed by CCL and Concessionaire. All references to the Agreement contained in any documents shall hereafter refer to the Agreement as hereby amended.

         Please sign the enclosed copy of this letter where provided below to indicate your agreement and acceptance of the foregoing amendment to our Agreement.

                                          Very truly yours,

                                          CARNIVAL CRUISE LINES, INC.


                                          By: /s/ Meshulam Zonis
                                             -----------------------------------
                                              Meshulam Zonis
                                              Sr. Vice President, Operations

Accepted and agreed to on this
12th day of January, 1993

GREYHOUND LEISURE SERVICES, INC.


By: /s/ J.P. Miquel
   ------------------------------------
    J.P. Miquel, President

                                   ADDENDUM #1
                           TO THE CONCESSION AGREEMENT
                                     BETWEEN
                              CARNIVAL CORPORATION
                                       AND
                     GREYHOUND LEISURE SERVICES, INC. (GLSI)


The parties hereto agree that the Concession Agreement dated November 23, 1992, as modified by the letter agreement January 12, 1993 is hereby amended, effective immediately, as follows:

1. Article 6.1(a) and (b) are hereby amended in their entirety to read as follows:

ARTICLE 6.1

For the following vessels, the FANTASY, ECSTASY, SENSATION, FASCINATION, IMAGINATION, INSPIRATION, UNNAMED (Fantasy class), UNNAMED (Fantasy Class), CARNIVAL DESTINY and UNNAMED (Destiny class) (collectively, the "Larger Ships"). Concessionaire shall pay to Carnival Cruise Line the greater of:

         a)       a minimum of

                  [*                               ] from signature of addendum
                  [*                               ] from March 10, 1996
                  [*                               ] from March 10, 1997
                  [*                               ] from March 10, 1998
                  [*                               ] from March 10, 1999
                  [*                               ] from March 10, 2000
                  [*                               ] from March 10, 2001
                  [*                               ] from March 10, 2002

         OR

         b)       [*                               ] of the gross revenue.

         For the following vessels, the FESTIVALE, TROPICALE, HOLIDAY, JUBILEE and CELEBRATION (collectively, the "Smaller Ships"), Concessionaire shall pay to Carnival Cruise Line the greater of (a) a minimum guarantee of [* ] per revenue passenger per cruise night, which amount shall increase at midnight on March 10 of each year

--------
         * This confidential portion has been omitted and filed separately with the Commission.

by [*                   ] cents per revenue per cruise night, commencing on
March 10, 1994 or (b) [*                 ] of the Gross Revenue from
Concessionaire's sale of all merchandise from the vessel on each cruise. Notwithstanding the foregoing, the minimum guarantee set forth in subparagraph
(a) of this paragraph for each of the Smaller Ships shall be adjusted to the same levels as the Larger Ships when any of the Smaller Ships achieve the monthly average per diem per passenger set forth below, except that the rent percentage shall remain [* ] of gross revenues for the Smaller Ships.


                                            PER DIEM
                    YEARS                   PER PAX
                    -----                   -------
                    1995-1996               [*      ]
                    1996-1997               [*      ]
                    1997-1998               [*      ]
                    1998-1999               [*      ]
                    1999-2000               [*      ]
                    2000-2001               [*      ]
                    2001-2001               [*      ]

2.       Article 1.2 is hereby amended in its entirety to read as follows:

ARTICLE 1.2

The term of the contract is extended to the date of March 10, 2002.

3. The following vessels are added to the list of vessels in the first recital paragraph:

         MS Inspiration
         MS Carnival Destiny
         Name to be announced (Fantasy class)
         Name to be announced (Destiny class)
         Name to be announced (Fantasy class).

4. Except as specifically modified hereby the Concession Agreement is ratified and affirmed by Carnival Corporation and Concessionaire.

--------
         * This confidential portion has been omitted and filed separately with the Commission.

         IN WITNESS WHEREOF, the parties hereby indicate their agreement and acceptance of the foregoing:

                                        CARNIVAL CORPORATION
WITNESSED BY:


/s/     Arnaldo Perez                       By: /s/ Meshulam Zonis
--------------------------------            ------------------------------------
        Arnaldo Perez                        Meshulam Zonis
                                             Sr. Vice President, Operations

                                        GREYHOUND LEISURE SERVICES, INC.
WITNESSED BY:


/s/     Arnaldo Perez                       By: /s/ J.P. Miquel
--------------------------------            ------------------------------------
        Arnaldo Perez                        J.P. Miquel, President

                                ADDENDUM NO. 2 TO
                              CONCESSION AGREEMENT
                                     BETWEEN
                              CARNIVAL CORPORATION
                                       AND
                       STARBOARD HOLDINGS, LTD. (BARBADOS)


         This Addendum No. 2 to Concession Agreement (the "Addendum") is entered into on this 3rd day of March, 1999, by and between CARNIVAL CRUISE LINES, a division of CARNIVAL CORPORATION, a Panamanian corporation ("Carnival"), and STARBOARD HOLDINGS LTD. (BARBADOS) ("Concessionaire"), successor to GREYHOUND LEISURE SERVICES, INC. ("Greyhound").

                                    RECITALS

         A. Carnival and Greyhound entered into that certain Concession Agreement dated November 23, 1992, as modified by letter agreement dated January 12, 1993 and by Addendum No. 1 to Concession Agreement dated October 1, 1995 (collectively, the "Agreement").

         B. Greyhound assigned its rights as a concessionaire under the Agreement to Starboard Holdings Ltd. (Barbados) and Starboard assumed all of Greyhound's obligations as a concessionaire as evidenced by the letter dated February 3, 1999 from Greyhound to Carnival.

         B. Carnival and Concessionaire desire to amend certain terms and conditions of the Agreement, as provided in this Addendum, effective as of the above date.

         C. Unless otherwise stated, all defined terms herein shall have the meanings set forth in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1.       ARTICLE 1.2. TERM

                  Article 1.2 is deleted in its entirety and amended to read a follows:

                  The term of this Agreement shall expire on November 30, 2002.

         2.       ARTICLE 24.1 EVENTS OF DEFAULT

                  Article 24.1 is hereby amended by adding the following as a new subparagraph (d):

                  (d) Concessionaire shall be in default under that certain letter agreement dated March 3, 1999 between Concessionaire and Carnival Corporation, as such letter agreement may be amended from time to time.

         3.       ARTICLE 27.7 CONFIDENTIALITY:

                  Article 27.7 is hereby amended by adding the following paragraph:

                  Concessionaire acknowledges that lists of Carnival passengers, purchasers of auctioned art on the Vessels, and lists of Vessel passengers, whether past, present, future or prospective, or any information of whatever nature derived by Concessionaire in connection with the concession services (collectively, "Customer Lists") are and shall remain at all times the exclusive property of Carnival. The Customer Lists represent a special, valuable and unique asset of Carnival that has been developed at considerable expense to Carnival. Accordingly, Concessionaire agrees that it shall not disclose or furnish to any third party any Customer Lists during or after the term of this Agreement, other than with Carnival's express written consent, which may be withheld in Carnival's sole discretion. Concessionaire further agrees to use the Customer List information solely for the purpose of fulfilling orders and completing transactions arising under this Agreement and will not use the Customer List information for any other business operated by it or its affiliates. Upon termination of this Agreement, or at such other times upon Carnival's request, Concessionaire will return to Carnival all Customer Lists or any information related thereto. Concessionaire recognizes that any violation of this section shall cause Carnival substantial and irreparable harm and shall entitle Carnival to seek immediate injunction relief, in addition to such other remedies afforded by law or equity. The obligations of this section shall survive the expiration or termination of this Agreement.

         4.       VALIDITY OF AGREEMENT.

                  Except as provided in this Addendum, the Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first written above.

STARBOARD                                  CARNIVAL CRUISE LINES, A DIVISION
HOLDINGS LTD. (BARBADOS)                   OF CARNIVAL CORPORATION


By: /s/ J.P. Miquel                        By: /s/ Brendan Corrigan
   ---------------------------------          ----------------------------------
Name: J.P. Miquel                          Name: Brendan Corrigan
Title: President                           Title: V.P. Operations


                                      -3-